NEUMEDIA, INC.

WARRANT TO PURCHASE COMMON STOCK

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS, AND THEREFORE SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND EFFECTIVE QUALIFICATION THEREOF UNDER APPLICABLE STATE SECURITIES LAWS, OR IF SUCH SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE SECURITIES LAWS.

FOR VALUE RECEIVED, ______________________ (the “Holder”) is entitled to purchase, from time to time, from NeuMedia, Inc., a Delaware corporation (the “Company”), fully paid and non-assessable shares of common stock of the Company, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), commencing on the date set forth on the signature page hereof (the “Commencement Date”), on the terms and conditions set forth herein.

1.           Number of Shares; Vesting; Strike Price and Expiration Date.

(a)           This Warrant may be exercised for ____________ Shares.

(b)           The right to exercise this Warrant shall fully vest on the Commencement Date.

(c)           As used herein, the “Strike Price” means $0.25 per Share, as such prices may be adjusted from time to time pursuant to the terms hereof.

(d)           All purchase rights represented by this Warrant shall terminate at 5:00 p.m. PDT on the fifth anniversary of the Commencement Date (the “Expiration Date”).  To the extent that this Warrant has not been exercised before the Expiration Date, this Warrant shall become null and void and all rights hereunder and all rights in respect hereof shall cease as of the Expiration Date.

2.           Exercise and Payment.

(a)         Exercise.  This Warrant may be exercised in whole or in part, from time to time, by the Holder by surrender of this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company, together with payment in the amount obtained by multiplying the Strike Price then in effect by the number of Shares to be purchased (as designated in the Notice of Exercise).  Payment must be by wire transfer of immediately available funds.

(b)           Net Issue Exercise. In lieu of exercising this Warrant in accordance with Section 2(a), the Holder may elect a net issue exercise in accordance with this Section 2(b).  In the event the Holder elects a net issue exercise pursuant to this Section 2(b), the Company shall deliver Shares in exchange for this Warrant, with the amount of the number of Shares determined in accordance with this Section 2(b).  The Holder may elect a net issue exercise by surrendering this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company.

If in the Notice of Exercise the Holder elects a net issue exercise, then the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B)
            A

Where	X	=	the number of Shares to be issued to the Holder.
	Y	=	the number of Shares then purchasable under this Warrant designated in the Notice of Exercise.
	A	=	the then current Fair Value of the Shares.
	B	=	the then current Strike Price.

As used in this Warrant, "Fair Value" shall mean, on any date specified herein (i) in the case of cash, the dollar amount thereof, (ii) in the case of a security listed on a national securities exchange, the Current Market Price, and (iii) in all other cases, the fair value thereof (as of a date which is within 20 days of the date as of which the determination is to be made) determined in good faith by a majority of the disinterested members of the Board of Directors of the Company; provided, however, that if the Initial Holder (defined below) does not agree with a majority of the disinterested members of the Board of Directors’ determination of Fair Value, the Fair Value shall be determined in good faith, by an independent investment banking firm selected jointly by the Company and the Initial Holder or, if that selection cannot be made within ten days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules, and provided further, that the Initial Holder shall pay the fees and expenses of any third parties incurred in connection with determining the Fair Value in the event the independent investment banking firm’s determination of Fair Value is equal to or less than the Fair Value as determined by a majority of the disinterested members of the Board of Directors, and the Company shall pay such fees and expenses in the event the independent investment banking firm’s determination of Fair Value is greater than the Fair Value as determined by a majority of the disinterested members of the Board of Directors. As used in this Section 2(b), “Current Market Price” shall mean, the volume-weighted average closing price of the Shares for the five trading days immediately preceding the date as of which the determination is to be made. As used in this Warrant, the “Initial Holder” shall mean ________________, who, for the avoidance of doubt, is also referred to in this Warrant as, a “Holder.”

(c)           Automatic Net Issuance Immediately Prior to Expiration.  Notwithstanding anything herein to the contrary, if immediately prior to the Expiration Date the net issue exercise of this Warrant pursuant to Section 2(b) would result in Shares being due to the Holder, then to the extent not previously exercised by the Holder, this Warrant shall be deemed automatically exercised immediately prior to 5:00 p.m. PDT on the Expiration Date by the Holder via a net issue exercise pursuant to Section 2(b) for the maximum number of Shares then purchasable under this Warrant; provided, that the Holder must deliver a Notice of Exercise (accompanied by this Warrant certificate) to the Company within two months of the Expiration Date and, in the event such Notice of Exercise (accompanied by this Warrant certificate) is not delivered within two months of the Expiration Date, the automatic exercise of this Warrant pursuant to this Section 2(c) will not occur and this Warrant shall be null and void.

3.           Delivery of Certificates.  In the event the Holder exercises this Warrant for Shares pursuant to Section 2(a), or pursuant to Section 2(b) or Section 2(c) and the Company elects to deliver Shares, this Warrant shall be deemed to have been exercised and the Holder shall be deemed to have become the holder of record of such Shares as of the date of the surrender of this Warrant certificate to the Company, and in the case of an exercise pursuant to Section 2(a), payment of the Strike Price to the Company.  Within a reasonable period of time after exercise, in whole or in part, of this Warrant pursuant to Section 2(a), or Section 2(b) or Section 2(c) where the Company elects to deliver Shares, the Company shall issue in the name of and deliver to the Holder a certificate for the number of fully paid and non-assessable Shares that the Holder shall have requested in the Notice of Exercise, or the number of Shares calculated pursuant to Section 2(b) in the event the Holder elects a net issue exercise in the Notice of Exercise and the Company elects to deliver Shares, up to the maximum then available hereunder. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such certificate for the Shares.

4.           No Fractional Shares.  No fractional Shares or scrip representing fractional Shares will be issued upon exercise of this Warrant.  If upon any exercise of this Warrant a fraction of a Share results, the Company will pay the Holder the difference between the cash value of the fractional Share and the portion of the Strike Price allocable to the fractional Share.

5.           Charges, Taxes and Expenses.  The Holder shall pay all taxes or other incidental charges, if any, in connection with (i) the transfer from the Company to the Holder of the Shares purchased pursuant to the exercise hereof, and (ii) the transfer from the Initial Holder to a Permitted Transferee (or any other transfer by the Initial Holder or a Holder to which the Company consents in writing) of all or any portion of this Warrant in accordance with Section 14(g) of this Warrant.

6.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Warrant, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, dated as of such date as the foregoing conditions have been satisfied in the event of loss, theft or destruction, or the surrender date in the event of mutilation, in lieu of this Warrant.

7.           Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or a holiday observed by The New York Stock Exchange (the “NYSE”), then such action may be taken or such right may be exercised on the next succeeding weekday which is not a holiday observed by the NYSE.

8.           Adjustment of Strike Price and Number of Shares.  The number of and kind of securities purchasable upon exercise of this Warrant and the Strike Price shall be subject to adjustment from time to time as follows:

(a)           Subdivisions and Combinations.  If the Company shall at any time after the date hereof, but prior to the expiration of this Warrant, subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision or combination shall forthwith be proportionately increased in the case of a subdivision or proportionately decreased in the case of a combination.  Appropriate corresponding adjustments shall also be made to the Strike Price, so that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

(b)           Reclassification, Etc.  Except as specifically provided for in Section 8(c) below, if at any time after the date hereof there shall be a change, reorganization or reclassification of the Shares into which this Warrant is exercisable into the same or a different number of a different type or class of securities, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Strike Price then in effect, the number of shares of other securities or property resulting from such change, reorganization or reclassification that would have been received by the Holder for the Shares subject to this Warrant had this Warrant been exercised immediately prior to the time of the reclassification.

(c)           Consolidation, Merger or Sale.  If the Company shall do any of the following (each, a “Triggering Event”): (i) consolidate with or merge into any other entity and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the capital stock of the Company shall be changed into or exchanged for securities of any other entity or cash or any other property, or (iii) transfer all or substantially all of its properties or assets to any other person or entity, then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event but prior to the Expiration Date, and to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Strike Price in effect at the time immediately prior to the consummation of such Triggering Event (subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8), in lieu of the Shares issuable upon exercise of this Warrant prior to such Triggering Event, the securities, cash and/or property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (and the Company shall select the form of consideration, to the extent applicable, received by the Holder upon exercise of this Warrant subsequent to such Triggering Event), subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8.

(d)         Extraordinary Distributions. Except as specifically provided for in Section 8(c) above, if the Company shall distribute to all holders of its Shares: (i) any shares of capital stock of the Company, evidence of indebtedness, or other securities or rights convertible into shares of capital stock of the Company (but excluding Ordinary Dividends) without receiving payment of any consideration in exchange therefor, or (ii) cash (but excluding Ordinary Dividends), then, in each such case:

(i)           the Strike Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Strike Price by a fraction

(x) the numerator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading, less the Fair Value of such distribution applicable to one Share, and

(y) the denominator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading;

and

(ii)          this Warrant shall thereafter evidence the right to receive, at the adjusted Strike Price, that number of Shares (calculated to the nearest Share) obtained by dividing:

(x) the product of the aggregate number of Shares covered by this Warrant immediately prior to such adjustment and the Strike Price in effect immediately prior to such adjustment of the Strike Price by,

(y) the Strike Price in effect immediately after such adjustment of the Strike Price.

As used herein “Ordinary Dividends” shall mean all quarterly dividends, whether paid in cash, shares of capital stock of the Company or other securities, or any combination of the foregoing, except extraordinary or special dividends.

9.           Notices of Adjustments, Etc.  Whenever the Strike Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 8 hereof, within five business days of the event requiring the adjustment, the Company shall deliver to the Holder (in accordance with Section 14(c)) a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Strike Price and number of shares purchasable hereunder after giving effect to such adjustment.

10.          No Rights as Stockholder.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Shares, including (without limitation) the right to vote such Shares, receive distributions thereon, or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

11.          Shares Fully Paid, Reservation and Listing of Shares; Covenants.

(a)           Shares Fully Paid.  The Company covenants and agrees that all Shares which may be issued upon the exercise of this Warrant or otherwise hereunder will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.  The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a number of Shares equal to 100% of the aggregate number of Shares exercisable hereunder to provide for the exercise of this Warrant.

(b)           Covenants.  The Company shall not by any action including, without limitation, amending the Articles of Incorporation or the Bylaws of the Company, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

12.          Restricted Securities.  The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold without registration under the Act, or an applicable exemption from such registration. The Holder hereby acknowledges that the securities legend on Exhibit A to the Notice of Exercise attached hereto will be placed on any Shares issued to the Holder upon exercise of this Warrant.

13.          Certification of Investment Purpose.  Unless a current registration statement under the Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, in which case the Holder may be asked to provide a modified version of the written certification attached hereto, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Company a written certification in substantially the form of Exhibit A to the Notice of Exercise attached hereto, executed by the Holder, which certifies to the Company that the Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act, that the securities acquired by such Holder upon exercise hereof are for the account of such Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale or resale in connection with, any distribution thereof.

14.          Miscellaneous.

(a)           Construction.  Unless the context indicates otherwise, the term “Warrant” shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate upon exchange or substitution pursuant to the terms hereof.

(b)           Restrictions.  By receipt of this Warrant, the Holder makes the same representations and warranties with respect to the acquisition of this Warrant as the Holder is required to make upon the exercise of this Warrant and acquisition of the Shares purchasable hereunder as set forth in the Form of Investment Letter attached as Exhibit A to the Notice of Exercise, the forms of which are attached hereto as Exhibit A.

(c)           Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten days’ advance written notice to the other party.

To Holder:	________________________________
________________________________
________________________________
________________________________

To the Company:	NeuMedia, Inc.
2000 Avenue of the Stars, Suite 410
Los Angeles, California 90067-5075
Attention:  Chief Financial Officer

With a copy to:	Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention:  Richard J. Maire, Esq.
Facsimile: (310) 312-4224

(d)           Governing Law. Any dispute in the meaning, effect or validity of this Warrant shall be resolved in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

(e)           Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Warrant, including without limitation to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(f)           Entire Agreement.  This Warrant and the exhibits hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

(g)          Binding Effect; and Assignment.

(i)           This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Holder and its successors and permitted assigns.

(ii)           The Holder may not sell, assign or otherwise transfer this Warrant or its rights or obligations hereunder without the express written consent of the Company, which consent may be withheld, delayed or conditioned in the sole and absolute discretion of the Company.

(iii)           Notwithstanding anything herein to the contrary, the Initial Holder, and only the Initial Holder with respect to (1) and (2) below, may assign or transfer this Warrant, without the consent of the Company, following at least ten business days prior written notice by the Initial Holder to the Company, which written notice shall be accompanied by a legal opinion reasonably satisfactory to the Company issued by legal counsel to the Initial Holder reasonably acceptable to the Company, to the effect that such transfer or assignment may be effected without registration or qualification under any U.S. federal and state laws and applicable foreign laws then in effect: (1) in whole or in part to any Affiliate of the Initial Holder and any of such Affiliate’s respective stockholders, partners, limited partners, members or other equity owners; or (2) in whole, and not in part, to any one unrelated third party (each of (1) and (2), a “Permitted Transferee”).  Any Permitted Transferee shall be deemed to be a Holder for all purposes hereunder and in no event shall a Permitted Transferee be deemed to be the “Initial Holder” or have the power or authority to exercise any of the rights granted to the Initial Holder.  As used in this Section 14(g)(iii), “Affiliate” shall mean, with respect to any person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with such person or entity.

(iv)           Subject to the provisions of Section 14, this Warrant and all rights hereunder are transferable upon surrender of this Warrant certificate with a properly executed assignment (in the form of Exhibit B hereto) at the principal executive office of the Company. The assignment of a Warrant to a transferee hereof shall be deemed to be the acceptance by such transferee of all of the rights and obligations of a “Holder” of this Warrant.

(h)         Waiver; Consent.  This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

(i)          Company Determinations.  Any determination, selection or adjustment to the Strike Price or the number of Shares to be issued upon exercise of the Warrant to be made by the Company hereunder shall be made by majority of the disinterested directors of the Board of Directors of the Company.

[Remainder of the Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant effective as of the date set forth below.

DATED: ________, 2010	COMPANY

NeuMedia, Inc.,
a Delaware corporation

By:
Name:
Title:

HOLDER

__________________________________

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

To:      NeuMedia, Inc.

[EXERCISE PURSUANT TO SECTION 2(a)][The Holder hereby elects to purchase _____________ Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the Strike Price pursuant to the terms of the Warrant.]

[NET ISSUE EXERCISE PURSUANT TO SECTION 2(b)][The Holder hereby elects to surrender _____________ of the Shares of the Company underlying the attached Warrant pursuant to the terms of the attached Warrant, and hereby agrees to accept in exchange therefor Shares in the amount calculated pursuant to the terms of the Warrant.]

Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Warrant.

Attached as Exhibit A is an investment representation letter addressed to the Company and executed by the Holder as required by Section 13 of the Warrant.

Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the Holder.

Dated:	HOLDER

__________________________________

Name:
Title:

A-1

Exhibit A

To:         NeuMedia, Inc.

In connection with the purchase by the Holder of _________ Shares of the Company, upon exercise of that certain Warrant dated as of ________ ___, 2010, the Holder hereby represents and warrants as follows:

The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act.  The Shares to be received by the Holder upon exercise of the Warrant are being acquired for its own account, not as a nominee or agent, and not with a view to resale (except to the extent exempt from the registration requirements of the Act and the qualification requirements of the relevant state securities laws) or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Holder believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.

The Holder understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.  In this connection, the Holder represents and warrants that it is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed by Rule 144 and by the Act.

The Holder understands the instruments evidencing the Shares may bear the following legend:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS, AND THEREFORE SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND EFFECTIVE QUALIFICATION THEREOF UNDER APPLICABLE STATE SECURITIES LAWS, OR IF SUCH SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE SECURITIES LAWS.

Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Warrant.

Dated:	HOLDER

__________________________________

Name:
Title:

A-2

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of Shares of the Company underlying the attached Warrant covered thereby and designated below, unto:

Name of “Assignee”	Address	No. of Shares

Dated:
Signature:
Name:
Title:
(if applicable)

Assignee hereby agrees to be subject to and bound by all of the provisions of the attached Warrant as the “Holder.” The Assignee understands and hereby acknowledges that as a Holder of the Warrant the Assignee is not entitled to those rights afforded solely to the Initial Holder of the Warrant. The Assignee makes the same representations and warranties with respect to the acquisition of the Warrant as the Holder is required to make upon the exercise of a Warrant and acquisition of the Shares purchasable thereunder as set forth in the Form of Investment Letter attached as Exhibit A to the Notice of Exercise, the form of which is attached as Exhibit A to the attached Warrant.

Dated:
Signature:
Name:
Title:
(if applicable)

B-1